EXECUTION COPY

                                    AGREEMENT

          THIS AGREEMENT, dated as of November 2, 2004 (the "Agreement"), by and between Covance Inc., a Delaware corporation (the "Company"), and Christopher A. Kuebler (the "Employee").

          WHEREAS, the Company and the Employee are parties to a certain employment agreement, dated as of November 7, 2001 (the "Employment Agreement"), which terms shall remain in effect until December 31, 2004;

          WHEREAS, the Company and the Employee have agreed that the Employee shall voluntarily relinquish his position and duties as Chief Executive Officer of the Company, effective December 31, 2004;

          WHEREAS, the Employee possesses an intimate knowledge of the business and affairs of the Company and the Company believes that it is in the best interests of its shareholders to have the Employee continue to perform services for the Company as an employee and Chairman of the Board of Directors of the Company (the "Board") through December 31, 2005, or such earlier date provided below, after which period the Employee shall retire from employment with the Company;

          WHEREAS the Employee has agreed to serve in such capacity; and

          WHEREAS, the parties intend that this Agreement shall set forth the terms of their agreement with respect to the foregoing.

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

          1. Voluntary Relinquishment of CEO Position; Effect on the Employment Agreement. The Employee hereby voluntarily relinquishes his position and duties as Chief Executive Officer of the Company, effective as of the close of business on December 31, 2004 (the "Effective Date"). On the Effective Date, the Employment Agreement shall terminate and have no further force or effect, and shall be superseded in its entirety by this Agreement, with the parties having no further obligations under the Employment Agreement. The parties hereto agree that the execution of this Agreement, and any related impact on the Employee's status, duties and responsibilities, shall not constitute a "Constructive Termination" for purposes of the Employment Agreement.

          2. Continued Employment. From the Effective Date through and including December 31, 2005, or such earlier date as contemplated in Section 6 of this Agreement or as the Board may decide in its sole discretion (the "Service Period"), the Employee shall continue to serve as an employee of the Company with the title of Chairman of the Board. Notwithstanding anything herein to the contrary, in the event the Board elects in its discretion to terminate the Employee's service as Chairman of the Board (other than pursuant to Section 6 below) prior to

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December 31, 2005, then the last day of the Service Period for purposes of
Section 4 below only shall nevertheless be deemed to be December 31, 2005.

          3. Duties. During the Service Period, the Employee shall serve as Chairman of the Board and shall diligently perform, to the reasonable satisfaction of the Board, those services for the Company, its subsidiaries and affiliates, as may be designated from time to time by the Board in connection with any aspect of the Company's business. In his capacity as Chairman of the Board, the Employee shall report exclusively to the Board. During the Service Period, the Employee shall perform transitional services and provide information and advice on the Company, its operations and the business at the request of the Board, and perform such other duties as may be reasonably requested by the Board. By way of illustration of the duties and responsibilities the Board currently intends to assign to the Employee (and without limiting the Board's authority to alter or revoke any such duties and responsibilities), the Employee may be required to (a) provide advice and counsel to his successor as Chief Executive Officer, (b) assist in developing the Company's long-range strategic plan, (c) act as one of the liaisons between the Chief Executive Officer and the Board, (d) preside at all meetings of the Board, including the annual meeting of shareholders, (e) schedule and conduct Board meetings, (f) prepare, in consultation with the Chief Executive Officer and with other directors and committee chairs, agendas for Board and committee meetings, (g) review the quality, quantity and timeliness of the flow of materials between management and the Board and specifically request the inclusion of materials he deems appropriate in materials prepared for the Board, (h) assist the Board and Company officers in assuring compliance with the Company's corporate governance guidelines, (i) participate in the process of interviewing potential Board candidates, (j) together with the Corporate Governance Committee and in consultation with the full Board, review memberships of Board committees and the selection of committee chairs, and (k) approve, in consultation with the full Board, the retention of consultants to report directly to the Board. The Employee agrees to devote his undivided time and attention to the business of the Company. The Employee shall not, without the prior written consent of the Board, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Service Period. Nothing in this Agreement shall preclude the Employee from: (i) engaging in charitable and community activities or from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject however in each such case of board membership, to approval by the Board (which approval shall not be unreasonably withheld).

          4. Compensation. In consideration of the foregoing, and the Employee's execution and delivery of the Release Agreement set forth as Exhibit A hereto (the "Release Agreement"), both concurrently herewith and again at the expiration of the Service Period, the Company shall provide the Employee with the following payments and benefits:

          (a) Base Salary. During the Service Period, the Company shall continue to pay the Employee his base salary at the annual rate that is currently in effect under the Employment Agreement, in the same manner as was in effect immediately prior to the Effective Date.

          (b) Bonus. The Employee shall not be entitled to an annual bonus for calendar year 2005 or any subsequent year under the Company's Variable Compensation Plan or any

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other incentive bonus plans or programs established for the senior officers of the Company. It is understood and agreed that any bonus to which the Employee may become entitled for calendar year 2004 shall be paid to the Employee in the ordinary course during calendar year 2005.

          (c) Supplemental Executive Retirement Benefit. The Employee shall be entitled to receive benefits under the Company's Supplemental Executive Retirement Plan ("SERP"), upon his attainment of age 60, in accordance with its terms.

          (d) Other Benefits. During the Service Period, the Employee shall be entitled to participate in pension, health and all other benefits arrangements in which he participated immediately prior to the Effective Date, subject to the terms of the then-applicable plans and programs.

          (e) Equity-Based Compensation. During the Service Period, all equity based compensation awards that were previously granted to the Employee in the form of stock options or restricted shares or otherwise under the Company's Employee Equity Participation Program, or any applicable plans or programs established by the Company, shall remain subject to, and be exercisable in accordance with, their existing terms. Attached hereto as Exhibit B is a list of the Employee's outstanding equity awards as of the Effective Date and their respective vesting and expiration dates. Upon completion of the Service Period and consistent with your retirement with the consent of the Board, (i) all then vested stock options shall remain outstanding and exercisable for the remainder of their respective terms, (ii) all then unvested stock options shall immediately be forfeited and (iii) all unvested restricted shares shall become immediately vested.

          (f) Special Restricted Stock Grant. In recognition of the Employee's status as a founder of the Company, the consistent performance of both the Company and the Employee, and the Employee's contributions to the Company's success, the Company shall grant the Employee on the Effective Date restricted shares of Company common stock with an aggregate fair market value (determined by reference to the average of the opening and closing sale prices of such common stock on the business day immediately preceding the Effective Date) of $1 million as of such date. By way of example, if the opening and closing sale prices of Company common stock on the business day immediately preceding the Effective Date were $38.00 and $38.50, respectively, the Employee would be granted 26,143 shares of restricted stock under this Section 4(f) determined as follows: $1,000,000.00 / $38.25 = 26,143. Such restricted shares shall vest on the earlier of (i) last day of the Service Period or (ii) a Change of Control (as defined in Section 7 of this Agreement). No further equity compensation awards shall be granted to the Employee on or following the Effective Date.

          (g) Vacation and Sick Leave. During the Service Period, the Employee shall continue to be entitled to vacation and sick leave in accordance with the Company's policies in effect on the Effective Date, as may be amended from time to time.

          (h) Office and Secretarial Support. During the Service Period, the Company shall provide the Employee with reasonably suitable office space and shall permit him to use the services of his current secretary, or other adequate secretarial support in the event that such secretary is no longer employed by the Company.

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          (i) Certain Perquisites. During the Service Period, the Employee shall continue to receive from the Company his current automobile monthly allowance and all office related facilities, such as his mobile phone and e-mail account. In addition, the Company shall continue to provide an annual allowance of $10,000 (grossed-up for tax purposes using an incremental income tax rate of 45%), prorated if the Service Period is less than one year, for the Employee to use for financial counseling, tax preparation and legal services.

          (j) Special Bonus. In consideration of the restrictive covenants set forth in Section 14 below, and subject to the Employee's compliance with such covenants, the Company shall pay the Employee a special bonus of $341,698 on the Employee's 55th birthday.

          (k) Continued Coverage. During the Service Period and thereafter for so long as the Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative, or administrative, by reason of the fact that the Employee is or was an officer or director of the Company, the Company shall continue to provide the Employee with director's and officer's insurance coverage on terms no less favorable than provided to the Company's then current officers and directors. In addition, during the Service Period and thereafter, the Employee shall continue to be covered by and have the benefit of the indemnification and expense advancement provisions of Article 11 of the Company's certificate of incorporation and Section VII of the Company's bylaws pursuant to the terms thereof as in effect on the date of this Agreement.

          (l) Contingent Death Benefit Arrangement. In the event that the Employee dies during the period commencing on the date of this Agreement and continuing through October 31, 2013, the Company shall pay the Employee's spouse, or his surviving children if there is no surviving spouse, a special lump sum death benefit equal to (i) twice the lump sum benefit to which the Employee would then have been entitled under any plan maintained by the Company on the date of this Agreement (other than under any life insurance plan, accidental death and dismemberment or similar plan, and any 401(k), defined contribution or other federal tax-qualified retirement plan), by assuming that the Employee (A) had been employed by the Company on the date of his death, (B) notwithstanding the assumption of Subclause (A), was eligible to and had retired the day prior to his death, and (C) had satisfied all other conditions under such plan for the payment of a death benefit, less (ii) the lump sum benefit actually payable, if any, under any plan not excluded under Clause (i) of this paragraph.

          5. Place of Performance. In connection with his employment by the Company during the Service Period, the Employee shall be based at the Company's principal executive offices in Princeton, New Jersey and also will be permitted to perform his duties, when reasonably appropriate, at the Company's facilities in Pennsylvania in proximity to the Employee's principal residence.

          6. Early Termination of Service Period. Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) the Employee resigns from his employment hereunder without the consent of the Board or (ii) the Board terminates the employment of the Employee for Cause (as defined below), the Service Period shall be immediately terminated, the Employee's status as an employee of the Company shall be immediately terminated and the Employee shall not be entitled to any further payments hereunder, and (A) all vested options held

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by the Employee shall remain outstanding for 90 days following such termination rather than the end of their respective terms as otherwise provided in Section 4(e) of this Agreement and (B) all unvested restricted shares held by the Employee, including the restricted shares granted pursuant to Section 4(f) of this Agreement, shall be forfeited.

          As used herein, the term "Cause" shall mean (i) conviction of the Employee of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; (ii) the Employee's committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties as an employee of the Company, including any such actions which constitute sexual harassment under applicable laws, rules or regulations, which causes material financial or material reputational harm with respect to the Company; (iii) if the Employee is not disabled (as defined in the Employment Agreement), a failure or refusal to perform the duties and services specified herein for a period of not less than thirty days; (iv) any material breach by the Employee of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by the Employee); or (v) misappropriation of Company assets or personal dishonesty which causes material financial or reputational harm with respect to the Company. With respect to clauses (iii) and, solely to the extent a material breach is susceptible of cure, (iv) of the immediately preceding sentence, "Cause" shall not be deemed to exist unless and until (x) the Company shall have given the Employee written notice of such alleged basis for Cause under clause
(iii) or (iv), as applicable, and (y) the Executive shall have failed to cure such alleged basis for Cause to the reasonable satisfaction of the Board within 30 days following the effective date of such notice. For purposes of this
Section 6, no act or failure to act on the Employee's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by the Employee in good faith and with the reasonable belief that the action or omission was in the best interests of the Company.

          7. Termination Following a Change of Control. In the event of the Employee's termination of employment by the Company (for reasons other than Cause) that occurs during the Service Period, or upon the expiration of the Service Period, and in either case following a Change of Control (as defined below) of the Company, the Employee shall receive the following payments and benefits:

          (a) The Employee shall be entitled to receive three years base salary (at the Employee's effective annual rate on the date of termination) which amount shall be paid in a lump-sum (net of appropriate withholdings) within 60 days of the date of termination;

          (b) All stock options, restricted stock (including restricted stock granted under Section 4(f) of this Agreement), deferred compensation and similar benefits which have not become vested on the date of a Change of Control of the Company shall become fully vested on the date of such Change of Control;

          (c) The Employee shall be entitled to continue participation in the Company's health and benefit plans (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) for a period of up to three years or until the Employee is covered by a successor employer's benefit plan, whichever is sooner; and

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          (d) The Employee shall be entitled to receive any applicable Gross-Up
Payment (as defined in the Employment Agreement) calculated in accordance with
Section XVIII of the Employment Agreement.

          Notwithstanding anything herein to the contrary, in the event of a termination of employment triggering payments pursuant to this Section 7, the Employee shall no longer be entitled to any payments or benefits pursuant to
Section 4 of this Agreement following such termination, except that the Employee shall nevertheless continue to be entitled to his SERP benefits as described in
Section 4(c) of this Agreement, shall receive the restricted stock granted under
Section 4(f) of this Agreement and shall be paid the special bonus described in
Section 4(j) of this Agreement.

          For purposes of this Agreement, a "Change of Control" occurs when (i) any person (including as such term is used in Section 13(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Company securities representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on the Board are different than the individuals who served on the Board at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes; or (iii) the Company's shareholders approve a merger or consolidation (where in each case the Company is not the survivor thereof), or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation; or (iv) an offeror (other than the Company) purchases shares of the Company's common stock pursuant to a tender or exchange offer for such shares.

          8. Choice of Counsel. With respect to any claims of indemnity applicable to the Employee, in the event of a conflict of interest, the Company agrees that the Employee shall have the right to retain counsel of his own choosing, subject to the reasonable approval of the Company, in connection with any action heretofore or hereafter brought against the Employee by any third party or any derivative action. The Company shall pay the counsel fees and costs reasonably incurred by the Employee in defending any such claims.

          9. No Other Payments or Benefits. Except as otherwise expressly provided in this Agreement or as required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to "COBRA" coverage), or other applicable law, the Employee acknowledges and agrees that he is not entitled to any payment, compensation or benefits from the Company as of the Effective Date and that he is not entitled to any severance or similar benefits under any agreement, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

          10. Non-Disparagement. Following the Effective Date, the Employee shall not, nor shall he cause another person to, directly or indirectly, make any statement that disparages or is derogatory of the Company or its subsidiaries and affiliates in any communications with any person. Notwithstanding anything in this Section 10, the foregoing shall not limit truthful responses to legal process or governmental or regulatory inquiry. Nor

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shall the Company or its subsidiaries or affiliates, directly or indirectly, disparage the Employee in any communication.

          11. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any of the provisions contained in this Agreement shall be determined by a court of competent jurisdiction or an arbitration to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

          12. Cooperation. The Employee agrees that, following the Effective Date, he shall make himself reasonably available to reasonably assist and cooperate with the Company, in connection with any matters relating to the business or affairs of the Company, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company or to the Employee's services as an officer, director or employee of the Company. The Employee shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably requested by the Board in good faith from time to time. Following the Service Period, such assistance and cooperation shall be provided by the Employee in consideration of an appropriate per diem compensation amount mutually agreed to by the Company and the Employee. Reasonable expenses actually incurred by the Employee under this Section 12 shall be reimbursed to the Employee in all events.

          13. Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

     If to the Company:        Covance Inc.
                               Attention: General Counsel
                               210 Carnegie Center
                               Princeton, N.J.  08540


     If to the Employee:       Christopher A. Kuebler
                               At the address and/or facsimile number maintained by the Company in its records

          Notices, demands and other communications shall be deemed given on delivery thereof.

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          14. Restrictive Covenants. In consideration of the Company's covenants hereunder, the Employee agrees to the following

          (a) Confidentiality. The Company possesses and shall continue to possess trade secrets or other information which has been crafted, discovered, developed by or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value with respect to the business and operations of the Company or the business and operations of its subsidiaries or its affiliates, including, but not limited to, information regarding sales, costs, customers, employees, products, services, apparatus, equipment, processes, formulae, marketing, or the organization, business or finances of the Company or its subsidiaries or its affiliates, or any information the Employee has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, whether or not developed by the Employee ("Confidential Information"). Unless previously authorized in writing or instructed in writing by the Company, the Employee shall not, from and after the Effective Date, directly or indirectly, use for his own benefit or purposes, or disclose to, or use for the benefit or purposes of, anyone other than the Company or its subsidiaries or affiliates, any Confidential Information, unless and until, and then only to the extent that, such Confidential Information has (i) been or becomes published, or is or becomes generally known in the trade through no fault of the Employee, or (ii) such information is made known and available to the Employee by a third party, unless the Employee knew or should have known, that such disclosure by a third party would breach a duty or obligation to the Company, its subsidiaries or affiliates.

          In the event the Employee becomes legally compelled to disclose any of the Confidential Information, the Employee shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Employee is nonetheless legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may disclose such Confidential Information to such tribunal without liability hereunder.

          Upon termination of the Employee's Service Period with the Company, he shall deliver to the Company all written embodiments of the Confidential Information, including all notes, drawings, records, and reports pertaining to work done by the Employee during the Service Period and all other matters of secret or confidential nature relating to the Company's business.

          (b) No Competition. The Employee acknowledges that the services to be rendered by the Employee to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of such services for which the Employee is employed at the Company, because of the Confidential Information obtained by, or disclosed to the Employee, and as a material inducement to the Company to compensate the Employee as well as provide him with additional benefits and other good and valuable consideration, the Employee covenants and agrees that (i) unless authorized by the Board in writing, the Employee shall not, during the Service Period and for the two-year period following

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the expiration of the Services Period (the Service Period and the two-year period following the Service Period together, the "Period"), become employed by, become a director, officer, shareholder or partner of, or to otherwise enter into, conduct, or advise any business, whether directly or indirectly, which offers services or products in the United States and any other geographical regions where the Company, or its subsidiaries or its affiliates, are then offering its services or products in competition with services or products sold by the Company, or its subsidiaries or its affiliates, at any time during the Period in the United States or such region, including, without limitation, the conduct of contract pre-clinical toxicology laboratory services, contract biopharmaceutical clinical laboratory services, Phase I, II, III or IV clinical studies or outcomes or disease management studies or regulatory consulting services (collectively, the "Company Services"). Nothing herein shall restrict the Employee in his employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals, or any other business that does not offer the Company Services. Ownership of not more than one percent of the issued and outstanding shares of any class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not cause the Employee to be deemed a shareholder under this provision; (ii) during the Period, the Employee shall not, directly or indirectly, solicit, divert or accept any business from any customer of the Company, its subsidiaries or affiliates to the detriment of any of the foregoing or seek to cause any such customers to refrain from doing business with or patronizing the Company, its subsidiaries or its affiliates;
(iii) during the Period, the Employee shall not, directly or indirectly, solicit or induce for employment any employee of the Company, its subsidiaries or affiliates or otherwise encourage any employee of the Company, its subsidiaries or affiliates to leave the Company, or any of its subsidiaries or affiliates. For purposes of this Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducements or encouragement unless the party utilizing such conventional means specifically directs the efforts at an employee or employees with whom the party may not have contact pursuant to the terms of this Agreement; and (iv) for purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of the Employee's immediate family or any partnership, or as otherwise specified above, and the term "customer" shall mean any person or entity to which the Company has sold services during the one-year period prior to the date the Employee ceased employment with the Company or any persons or entities targeted by the Company or contacted for the purpose of selling such services during such one-year period which the Employee knew about or reasonably should have known about.

          (c) Ownership of Know-How; Inventions and Other Intellectual Property. All the know-how, innovations, inventions, discoveries, improvements, procedures, programs, formulae and specifications which have been or may be either, directly or indirectly, developed, conceived or made by the Employee in connection the Employee's employment with the Company, whether or not in concert with other employees or shown or delivered to the Company, or any of its subsidiaries or its affiliates, and whether or not they are eligible for patent copyright, trademark, trade secret or other legal protection, shall be the exclusive property of the Company and the Employee shall, at the Company's request and expense, promptly execute any and all documents or instruments which may be necessary to evidence such ownership.

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          Obligations of this Agreement cover any and all inventions, discoveries or improvements, directly or indirectly, conceived or made by the Employee in connection with the Employee's employment with the Company prior to the date of this Agreement.

          The Employee shall communicate to the Company promptly and fully all improvements and inventions he makes or conceives of (either solely or jointly with others) during the period of the Employee's employment with the Company and conceived by the Employee during the one-year period following the Service Period if based on, or related to, his employment with the Company.

          (d) Patents. The Employee shall, during and after the Period at the Company's request and expense but without additional compensation, assist the Company and its nominees in every proper way to obtain and to vest in the Company or its nominees, title to patents on such improvements and inventions in all countries, by executing all necessary or desirable documents, including applications for patents and assignments thereof.

          (e) Records and Documents. Except in the performance of his duties as an Employee of the Company, the Employee shall not at any time or in any manner make or cause to be made any copies, pictures, duplications, facsimiles, or other reproductions, recordings, abstracts, or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans or other written, printed, or otherwise recorded material of any kind whatever belonging to or in the possession of the Company or its subsidiaries or affiliates, which may be produced or created by the Employee or others or which may come into the Employee's possession in the course of his employment, or which relate in any manner to the then current or prospective business of the Company, its subsidiaries or its affiliates. The employee shall have no right, title or interest in any such materials, and the Employee agrees that he has not removed and shall not remove such materials without the prior written consent of the Company or its subsidiaries or affiliates, and that he shall surrender all such material to the Company immediately upon expiration of the Service Period, or at any time prior thereto upon the request of the Company.

          15. Share Ownership Guidelines. Effective as of the date hereof, the Employee shall no longer be subject to the executive share ownership guidelines established by the Board. Accordingly, the Employee shall be entitled to sell shares of the Company's common stock (including shares acquired by the Employee upon the exercise of stock options) subject only to applicable contractual and legal restrictions and the Company's insider trading, blackout and related securities trading policies. The parties acknowledge and agree that the Employee will promptly commence an orderly diversification process pursuant to a 10b5-1 plan or other procedure reasonably acceptable to the Board. Notwithstanding any of the foregoing, the parties acknowledge that once the Employee enters into such 10b5-1 plan or other diversification procedure reasonably acceptable to the Board, the Employee shall no longer be subject to any contractual and legal restrictions and the Company's insider trading, blackout and related securities trading policies.

          16. Entire Agreement. This Agreement and the Release Agreement represent the entire agreement of the parties concerning the subject matter of this Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such

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subject matter between the Company and the Employee, except to the extent that those provisions are specifically incorporated in this Agreement or by their terms survive Employee's termination of employment.

          17. Amendment. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

          18. Withholding. Any payments made to the Employee under this Agreement shall be reduced by the full amount legally required to be withheld for income or other payroll tax purposes by the Company.

          19. Professional Fees. The Company shall pay the Employee's reasonable attorneys' fees and other professional fees and expenses incurred in connection with this Agreement, not to exceed $20,000.

          20. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof.

          21. Arbitration. In the event of any differences of opinion or dispute between the Employee and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of Trenton, New Jersey in accordance with the rules then in effect, of the American Arbitration Association, and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction.

          22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          23. Acknowledgement. The Employee has executed this Agreement and the Release Agreement having had the benefit of independent legal advice.

          24. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of (i) all successors and assigns of the Company (including without limitation any transferee of all or substantially all of the assets of the Company and any successor by merger or otherwise by operation of law) and
(ii) the heirs, executors and estate of the Employee.

          IN WITNESS WHEREOF, the Company and the Employee, intending to be legally bound have executed this Agreement on the day and year first above written.



                                COVANCE INC.

                                By:/s/ J. Randall MacDonald
                                   ------------------------
                                   Name:  J. Randall MacDonald
                                   Title: Director and Chairman of Compensation
                                          Committee


                                CHRISTOPHER A. KUEBLER


                                /s/ Christopher A. Kuebler
                                --------------------------

                                                                       EXHIBIT A



                                RELEASE AGREEMENT

          THIS RELEASE AGREEMENT (the "Release Agreement") is made as of this [NUMBER] day of [MONTH], 200[4], by and between Christopher A. Kuebler (the "Employee"), and Covance Inc. (the "Company"). In consideration of the mutual agreements set forth below, the Employee and the Company hereby agree as follows:

          1. General Release. In consideration of the payments and benefits provided to the Employee under the Agreement, dated [DATE] (the "Agreement") and after consultation with counsel, the Employee, and each of the Employee's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Employee's employment relationship with and service as an employee, officer or director of the Company, and the termination of the Employee's service as Chief Executive Officer, (ii) the Employment Agreement, or
(iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth hereto shall not apply to (i) the obligations of the Company under the Agreement and (ii) any indemnification rights the Employee may have in accordance with the Company's governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Employee's service as an officer and employee of the Company. The Releasors further agree that the payments and benefits described in the Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company arising out of the Employee's employment relationship or the Employee's service as an employee, officer or director of the Company and the termination thereof, as applicable.

          2. Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee under the Agreement, the Releasors hereby unconditionally release and forever discharge the Company, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Employee signs the Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Release Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Employee the terms of this Release Agreement, including, without limitation, the terms relating to the Employee release of claims arising under ADEA and, the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than 21 days to consider the terms of this Release Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Employee is providing the release and discharge set forth in this Section 2 only in exchange for consideration in addition to anything of value to which the Employee is already entitled; and (iv) that the Employee knowingly and voluntarily accepts the terms of this Release Agreement.

          3. No Assignment. The Employee represents and warrants that he has not assigned any of the Claims being released hereunder.

          4. Claims. The Employee agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company or any of their respective officers, employees, directors, shareholders or agents.

          5. Revocation. This Release Agreement may be revoked by the Employee within the seven-day period commencing on the date the Employee signs this Release Agreement (the "Revocation Period"). In the event of any such revocation by the Employee, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Employee shall be effective unless it is in writing and signed by the Employee and received by the Company prior to the expiration of the Revocation Period. If this Release Agreement is revoked, the Employee agrees to return to the Company any payments made to him in connection with the Release Agreement.

          IN WITNESS WHEREOF, the Company and the Employee, intending to be legally bound have executed this Release Agreement on the day and year first above written.



                                   COVANCE INC.


                                   By:________________________
                                      Name:
                                      Title:



                                   CHRISTOPHER A. KUEBLER


                                   ___________________________



                                      A-2